SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                          Date of Report: July 24, 2002



                               F.N.B. CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Florida                       0-8144                 25-1255406
---------------------------          -----------          -------------------
 (State of Incorporation)            (Commission             (IRS Employer
                                     File Number)          Identification No.)





                2150 Goodlette Road North, Naples, Florida 34102
              ----------------------------------------------------
              (Address of principal executive offices)  (Zip code)


                                 (239) 262-7600
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.        OTHER EVENTS

               On January 18, 2002, F.N.B. Corporation (the Corporation) completed its business combination with of Promistar Financial Corporation. Accordingly, the Corporation's Consolidated Financial Statements and Related Management's Discussion and Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to this merger using the pooling of interests method of accounting. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Consolidated Financial Statements for the years ended
               December 31, 2001, 2000 and 1999 and Management's
               Discussion and Analysis.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (C). Exhibits (all filed herewith)

                    Exhibit 23.1 Consent of Ernst & Young LLP, Independent
                                 Auditors

                    Exhibit 23.2 Consent of PricewaterhouseCoopers LLP

                    Exhibit 99.1 Consolidated Financial Statements
                                 for the years ended December 31, 2001,
                                 2000 and 1999 with Report of Independent
                                 Auditors and Management's Discussion and
                                 Analysis

                    Exhibit 99.2 Report of Independent Auditors
                                 PricewaterhouseCoopers LLP for the 2000
                                 and 1999 Audits of Promistar Financial
                                 Corporation

                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         F.N.B. CORPORATION
                                         (Registrant)



                                         By: /s/John D. Waters
                                             --------------------------
                                             Name:  John D. Waters
                                             Title: Senior Vice President,
                                                    Investor Relations

Dated: July 24, 2002

EXHIBIT INDEX


23.1     Consent of Ernst & Young LLP, Independent Auditors

23.2     Consent of PricewaterhouseCoopers LLP

99.1 Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999 with Report of Independent Auditors and Management's Discussion and Analysis

99.2 Report of Independent Auditors PricewaterhouseCoopers LLP for the 2000 and 1999 Audits of Promistar Financial Corporation

                                                                 EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated May 6, 2002, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries included in this Current Report on Form 8-K dated July 24, 2002 in the following Registration Statements and Prospectuses:

     1. Registration Statement on Form S-8 relating to F.N.B. Corporation 1990 Stock Option Plan (File #33-78114).

     2. Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock Bonus Plan (File #33-78134).

     3. Registration Statement on Form S-8 relating to F.N.B. Corporation 1996 Stock Option Plan (File #333-03489).

     4. Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (File #333-03493).

     5. Registration Statement on Form S-8 relating to F.N.B. Corporation Directors Compensation Plan (File #333-03495).

     6. Registration Statement on Form S-8 relating to F.N.B. Corporation 401(k) Plan (File #333-38372).

     7. Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-01997).

     8. Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-22909).

     9. Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #333-74737).

    10. Registration Statement on Form S-8 relating to stock options assumed in the acquisition of Mercantile Bank of Southwest Florida (File #333-42333).

    11. Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File #333-58727).

    12. Registration Statement on Form S-3 relating to stock warrants assumed in the acquisitions of Southwest Banks, Inc. and West Coast Bancorp, Inc. (File #333-31124).

    13. Post-Effective Amendment No. 1 to Form S-3 relating to the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan (File #333-38374).

    14. Amendment No. 1 to Form S-3 relating to the registration of F.N.B. Corporation Subordinated Term Notes and Daily Notes (File #333-38370).

    15. Registration Statement on Form S-8 relating to the F.N.B. Corporation Salary Savings Plan (File #333-40648).

    16. Registration Statement on Form S-8 relating to the F.N.B. Corporation 1998 Directors Stock Option Plan (File #333-38376).

    17. Registration Statement on Form S-8 relating to the F.N.B. Corporation 2001 Incentive Plan (File #333-63042).

    18. Registration Statement on Form S-3 relating to the registration of F.N.B. Corporation and FNB Capital Trust I common stock, preferred stock, debt securities, warrants, and trust preferred securities (File #333-74866).

    19. Registration Statement on Form S-8 relating to the F.N.B. Corporation 1996 Incentive Plan (File #333-83760).

    20. Registration Statement on Form S-8 relating to stock option agreements granted under the Promistar Financial Corporation 1998 Equity Investment Plan and assumed by F.N.B. Corporation (File #333-83756).

                                               /s/ERNST & YOUNG LLP

Birmingham, Alabama
July 24, 2002

                                                                  EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


             We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-74737, 333-31124, 333-38374, 333-38370 and 333-74866) and Forms S-8 (Nos. 33-78114,
             33-78134, 333-03489, 333-03493, 333-03495, 333-38372,
             333-01997, 333-22909, 333-42333, 333-58727, 333-40648,
             333-38376, 333-63042, 333-83756 and 333-83760) of F.N.B.
             Corporation of our report dated January 23, 2001 except for
             Note 22, which is dated February 26, 2001 relating to the financial statements of Promistar Financial Corporation, which appears in the Current Report on Form 8-K of F.N.B. Corporation dated July 24, 2002.





             /s/PRICEWATERHOUSECOOPERS LLP
             Harrisburg, PA
             July 24, 2002

                                                                  EXHIBIT 99.1









                        Consolidated Financial Statements
                    and Management's Discussion and Analysis


                       F.N.B. Corporation and Subsidiaries




                  Years ended December 31, 2001, 2000 and 1999
                       with Report of Independent Auditors

                       F.N.B. Corporation and Subsidiaries

                        Consolidated Financial Statements
                    and Management's Discussion and Analysis

                  Years ended December 31, 2001, 2000 and 1999






                                                              Contents


Report of Independent Auditors....................................... 1

Consolidated Financial Statements

     Consolidated Balance Sheets..................................... 2
     Consolidated Income Statements.................................. 3
     Consolidated Statements of Stockholders' Equity................. 4
     Consolidated Statements of Cash Flows........................... 5
     Notes to Consolidated Financial Statements...................... 6


Selected Financial Data............................................. 33

Quarterly Earnings Summary.......................................... 34

Management's Discussion and Analysis of Financial Conditions and
    Results of Operations........................................... 35

                         Report of Independent Auditors


Board of Directors
F.N.B. Corporation

We have audited the consolidated balance sheets of F.N.B. Corporation and Subsidiaries (formed as a result of the consolidation of F.N.B. Corporation and Promistar Financial Corporation) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. The consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and Promistar Financial Corporation on January 18, 2002, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. These financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Promistar Financial Corporation for the years ended December 31, 2000 and 1999, which statements reflect total assets constituting 34% in 2000 and net interest income constituting 32% in 2000 and 34% in 1999 of the related consolidated financial statement totals. Other auditors whose reports have been furnished to us audited those Promistar Financial Corporation statements, and our opinion, insofar as it relates to data included for Promistar Financial Corporation for 2000 and 1999, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 after giving retroactive effect to the merger of Promistar Financial Corporation, as described in the notes to the consolidated financial statements in conformity with accounting principles generally accepted in the United States.

                                                    /s/ERNST & YOUNG LLP

Birmingham, Alabama
May 6, 2002

F.N.B. Corporation and Subsidiaries
Consolidated Balance Sheets

Dollars in thousands, except par values

December 31                                             2001           2000
                                                     ----------     ----------
Assets
Cash and due from banks                              $  246,781     $  207,940
Interest bearing deposits with banks                      3,712          1,975
Federal funds sold                                       88,260         66,832
Mortgage loans held for sale                              1,323          1,042
Securities available for sale                           902,970        840,118
Securities held to maturity (fair value of
  $51,770 and $75,507)                                   51,368         75,522
Loans, net of unearned income
  of $50,063 and $70,554                              4,814,435      4,614,780
Allowance for loan losses                               (65,059)       (57,124)
                                                     ----------     ----------
  Net Loans                                           4,749,376      4,557,656
Premises and equipment                                  149,518        140,180
Other assets                                            295,075        235,527
                                                     ----------     ----------
                                                     $6,488,383     $6,126,792
                                                     ==========     ==========
Liabilities
Deposits:
  Non-interest bearing                               $  798,960     $  721,952
  Interest bearing                                    4,300,116      4,191,802
                                                     ----------     ----------
    Total Deposits                                    5,099,076      4,913,754
Other liabilities                                        98,722         85,624
Short-term borrowings                                   375,754        356,263
Long-term debt                                          342,424        267,729
                                                     ----------     ----------
    Total Liabilities                                 5,915,976      5,623,370

Stockholders' Equity
Preferred stock - $0.01 and $10 par value
  Authorized - 20,000,000 shares
  Issued - 147,033 and 167,732 shares
  Aggregate liquidation value - $3,676 and $4,193             1          1,678
Common Stock - $0.01 and $2 par value
  Authorized - 500,000,000 and 100,000,000 shares
  Issued - 41,781,837 and 39,905,863 shares                 418         79,812
Additional paid-in capital                              444,549        328,037
Retained earnings                                       119,256        131,292
Accumulated other comprehensive income                    9,845          1,603
Treasury stock - 63,178 and 1,835,140 shares at cost     (1,662)       (39,000)
                                                     ----------     ----------
    Total Stockholders' Equity                          572,407        503,422
                                                     ----------     ----------
                                                     $6,488,383     $6,126,792
                                                     ==========     ==========

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Consolidated Income Statements

Dollars in thousands, except per share data

Year Ended December 31                    2001           2000          1999
                                        --------       --------      --------
Interest Income
Loans, including fees                    $388,933      $392,473      $343,356
Securities:
  Taxable                                  45,610        43,521        44,721
  Nontaxable                                7,558         7,007         7,538
  Dividends                                 2,791         4,051         3,043
Other                                       5,474         3,658         3,256
                                         --------      --------      --------
    Total Interest Income                 450,366       450,710       401,914
Interest Expense
Deposits                                  167,108       174,025       141,807
Short-term borrowings                      15,026        21,072        14,905
Long-term debt                             18,166        16,284        12,058
                                         --------      --------      --------
    Total Interest Expense                200,300       211,381       168,770
                                         --------      --------      --------
    Net Interest Income                   250,066       239,329       233,144
Provision for loan losses                  31,195        17,982        15,776
                                         --------      --------      --------
    Net Interest Income After
      Provision For Loan Losses           218,871       221,347       217,368
Non-Interest Income
Insurance premiums, commissions
  and fees                                 35,153        24,982        17,058
Service charges                            36,086        32,749        30,656
Trust                                       9,077         8,831         7,884
Gain on sale of securities                  1,828           212         1,760
Gain on sale of loans                       6,562         3,184         2,187
Other                                      11,289        10,027        10,269
                                         --------      --------      --------
    Total Non-Interest Income              99,995        79,985        69,814
                                         --------      --------      --------
                                          318,866       301,332       287,182
Non-Interest Expenses
Salaries and employee benefits            121,066       116,441       104,884
Net occupancy                              16,684        14,968        14,405
Amortization of intangibles                 4,785         4,090         4,093
Equipment                                  19,731        19,260        16,824
Merger and consolidation related            8,037         6,700         6,028
Promotional                                 3,809         5,242         3,710
Insurance claims paid                       8,011         5,304         4,162
Other                                      60,724        40,207        45,858
                                         --------      --------      --------
    Total Non-Interest Expenses           242,847       212,212       199,964
                                         --------      --------      --------
    Income Before Income Taxes             76,019        89,120        87,218
Income taxes                               23,034        27,212        26,073
                                         --------      --------      --------
    Net Income                           $ 52,985      $ 61,908      $ 61,145
                                         ========      ========      ========

Earnings Per Common Share
    Basic                                   $1.25         $1.44         $1.42
                                            =====         =====         =====
    Diluted                                 $1.23         $1.42         $1.39
                                            =====         =====         =====

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Consolidated Statements of Stockholders' Equity

Dollars in thousands, except per share data

                                                                                            Accumulated
                                                                                               Other
                                       Compre-                        Additional              Compre-
                                       hensive  Preferred    Common     Paid-In    Retained   hensive    Treasury
                                       Income     Stock       Stock     Capital    Earnings   Income      Stock
                                       -------  ---------   ---------  ---------  --------- ----------  ----------
Balance at January 1, 1999                         $2,380     $71,079   $274,036   $134,215     $8,386    $ (3,108)
Net income                             $61,145                                       61,145
Change in accumulated other
  comprehensive income                 (24,563)                                                (24,563)
                                       -------
Comprehensive income                   $36,582
                                       =======
Cash dividends declared:
  Preferred stock                                                                     (411)
  Common stock $.61 per share (FNB)
    and $.68 per share (Promistar)                                                 (28,408)
Purchase of common stock                                                                                   (17,735)
Issuance of common stock                                         124        405     (3,840)                 17,731
Stock dividend                                                 5,888     34,643    (40,531)
Conversion of preferred stock                       (305)        139        166
                                               ---------   ---------   --------  ---------   ---------   ---------
Balance at December 31, 1999                       2,075      77,230    309,250    122,170     (16,177)     (3,112)
Net income                             $61,908                                      61,908
Change in accumulated other
  comprehensive income                  17,780                                                  17,780
                                       -------
Comprehensive income                   $79,688
                                       =======
Cash dividends declared:
  Preferred stock                                                                     (341)
  Common stock $.65 per share (FNB)
    and $.79 per share (Promistar)                                                 (29,795)
Purchase of common stock                                                     (6)                           (51,683)
Issuance of common stock                                         306      1,255     (3,233)                 15,795
Stock dividend                                                 2,085     17,332    (19,417)
Conversion of preferred stock                        (397)       191        206
                                                ---------   --------  ---------  ---------   ---------   ---------
Balance at December 31, 2000                        1,678     79,812    328,037    131,292       1,603     (39,000)
Net income                             $52,985                                      52,985
Change in accumulated other
  comprehensive income                   8,242                                                   8,242
                                       -------
Comprehensive income                   $61,227
                                       =======
Cash dividends declared:
  Preferred stock                                                                     (293)
  Common stock $.72 per share (FNB)
    and $.80 per share (Promistar)                                                 (32,007)
Purchase of common stock                                                                                   (12,052)
Issuance of common stock                                       1,198      5,781     (4,259)                 49,390
Stock dividend                                                 2,437     26,025    (28,462)
Change in par value of stock                       (1,635)   (83,050)    84,685
Conversion of preferred stock                         (42)        21         21
                                                ---------   --------  ---------  ---------   ---------   ---------
Balance at December 31, 2001                      $     1    $   418   $444,549   $119,256      $9,845     $(1,662)
                                                =========   ========  =========  =========   =========   =========

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Dollars in thousands

Year Ended December 31                                  2001       2000       1999
                                                     ---------  ---------  ---------
Operating Activities
Net income                                           $  52,985  $  61,908  $  61,145
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                       19,471     18,531     18,079
    Provision for loan losses                           31,195     17,982     15,776
    Deferred taxes                                       2,350       (541)   (10,270)
    Gain on securities available for sale               (1,828)      (212)    (1,760)
    Gain on sale of loans                               (6,562)    (3,184)    (2,187)
    Proceeds from sale of loans                         22,290     23,961     45,858
    Loans originated for sale                          (16,009)   (14,009)   (36,457)
    Net change in:
      Interest receivable                                4,510     (4,637)       898
      Interest payable                                  (3,313)     5,459      2,363
    Other, net                                         (36,491)   (19,961)    13,767
                                                     ---------  ---------  ---------
        Net cash flows from operating activities        68,598     85,297    107,212
                                                     ---------  ---------  ---------

Investing Activities
Net change in:
  Interest bearing deposits with banks                  (1,129)     3,639     (1,365)
  Federal funds sold                                    34,897     (1,573)    18,227
  Loans                                                (56,498)  (232,154)  (618,117)
Securities available for sale:
  Purchases                                           (421,691)  (175,798)  (249,966)
  Sales                                                141,025     38,569     47,110
  Maturities                                           286,306     99,175    209,192
Securities held to maturity:
  Purchases                                            (20,259)    (1,664)   (15,747)
  Maturities                                            44,410     18,504    124,932
Increase in premises and equipment                     (21,131)   (15,250)   (20,756)
Net cash received (paid) for mergers,
  acquisitions and divestiture                           4,908       (341)    (3,941)
                                                     ---------  ---------  ---------
      Net cash flows from investing activities          (9,162)  (266,893)  (510,431)
                                                     ---------  ---------  ---------

Financing Activities
Net change in:
  Non-interest bearing deposits, savings and NOW        78,926     77,595     25,880
  Time deposits                                       (142,525)   228,403     88,965
  Short-term borrowings                                 18,013    (92,291)   258,374
Increase in long-term debt                              78,010     50,422    120,560
Decrease in long-term debt                             (21,315)   (51,086)   (23,433)
Net acquisition of treasury stock                          596    (37,585)    (3,314)
Cash dividends paid                                    (32,300)   (30,136)   (28,819)
                                                     ---------  ---------  ---------
      Net cash flows from financing activities         (20,595)   145,322    438,213
                                                     ---------  ---------  ---------

Net Increase (Decrease) In Cash And Cash Equivalents    38,841    (36,274)    34,994
Cash and cash equivalents at beginning of year         207,940    244,214    209,220
                                                     ---------  ---------  ---------
Cash And Cash Equivalents At End Of Year             $ 246,781  $ 207,940  $ 244,214
                                                     =========  =========  =========

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Summary of Significant Accounting Policies

Business:
  F.N.B. Corporation (the Corporation) is a diversified financial services company headquartered in Naples, Florida. The Corporation owns and operates three regional community banks, two insurance agencies, a consumer finance company and First National Trust Company. It has offices located in Florida, Pennsylvania, Ohio and Tennessee.

Basis of Presentation:
  The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation. On January 18, 2002, Promistar Financial Corporation merged with and into the Corporation. This transaction was accounted for as a pooling-of-interests and accordingly financial information for all periods presented has been restated to present the combined financial position and results of operations as if the transaction had been in effect for all periods presented.

Use of Estimates:
  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of other comprehensive income.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation has no intention of establishing a trading securities classification.

Mortgage Loans Held for Sale:
 Mortgage loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

Loans and the Allowance for Loan Losses:
  Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all unpaid interest is reversed. Payments on non-accrual loans are generally applied to either principal or interest or both, depending upon management's evaluation of collectibility. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and residuals and changes in the composition of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal and/or residuals are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

Premises and Equipment:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the asset's estimated useful life. Useful lives are dependent upon the nature and condition of the asset and range from 5 to 40 years.

Other Real Estate Owned:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

Amortization of Intangibles:
  Goodwill is being amortized using the straight-line method over periods not exceeding 20 years. Core deposit intangibles are being amortized using accelerated methods over various lives ranging from 7-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

Income Taxes:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Per Share Amounts:
  Earnings and cash dividends per share have been adjusted for common stock dividends, including the 5 percent stock dividend declared on May 6, 2002.

  Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

  Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

Cash Equivalents:
  The Corporation considers cash and due from banks as cash and cash equivalents.

New Accounting Standards:
  Financial Accounting Standards Statement (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. Because the Corporation has not entered into any derivative transactions, the adoption of this statement did not have a material impact on the financial statements.

  FAS No. 141, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS No. 141 also specifies criteria that intangible assets acquired in purchase business combinations must meet to be recognized and reported apart from goodwill. At December 31, 2001, the Corporation's goodwill totaled $44.4 million, of which $2.5 million was deductible for income tax purposes.

  FAS No. 142, "Goodwill and Other Intangible Assets," requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of the Statement. FAS No. 142 also requires that intangibles with definite useful lives be amortized over their respective estimated useful lives to the estimated residual values, and reviewed for impairment in accordance with FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Corporation will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is expected to result in an increase in net income of $3.5 million, or $0.08 per share, per year. The Corporation has completed its transition impairment test and concluded that goodwill is not impaired.

Mergers, Acquisitions and Divestitures

  On January 18, 2002, the Corporation completed its affiliation with Promistar Financial Corporation (Promistar), a bank holding company headquartered in Johnstown, Pennsylvania, with assets of $2.4 billion. Under the terms of the merger agreement, each outstanding share of Promistar's common stock was converted into .926 shares of the Corporation's common stock. A total of 16,007,346 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Promistar's banking affiliate, Promistar Bank, was merged into an existing subsidiary of the Corporation, First National Bank of Pennsylvania (FNBPA). The Corporation incurred a merger related charge of approximately $41.9 million during the first quarter of 2002 relating to this transaction.

  On August 14, 2001, the Corporation completed its affiliation with FNH Corporation (FNH), a bank holding company headquartered in Irwin, Pennsylvania, with assets of $303.7 million. The transaction was accounted for as a purchase. Goodwill and a core deposit intangible of $7.0 million and $7.5 million, respectively, were recorded in connection with the merger. FNH's banking subsidiary, First National Bank of Herminie, was merged into Promistar Bank, which was later merged into FNBPA.

  On April 30, 2001, the Corporation completed its affiliation with Citizens Community Bank of Florida (Citizens), a community bank headquartered in Marco Island, Florida, with assets of $170.0 million. Under the terms of the merger agreement, each outstanding share of Citizens common stock was converted into ..524 shares of the Corporation's common stock. A total of 1,775,224 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Citizens' banking affiliate, Citizens Community Bank of Florida, was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNBFL).

  On January 31, 2001 and January 5, 2001, the Corporation completed its affiliations with Ostrowsky & Associates, Inc. (Ostrowsky) and James T. Blalock (Blalock), independent insurance agencies in Cape Coral and Venice, Florida, respectively. The transactions were accounted for as purchases. Both Ostrowsky and Blalock are operating as divisions of Roger Bouchard Insurance, Inc. (Bouchard), a wholly-owned subsidiary of the Corporation.

  On January 26, 2001, the Corporation completed its affiliation with OneSource Group, Inc. (OneSource), an independent insurance agency with offices in Clearwater and Jacksonville, Florida. The transaction was accounted for as a pooling-of-interests. OneSource is operating as a division of Bouchard.

  During 2000, the Corporation affiliated with Altamura, Marsh & Associates, Clearwater and Fort Myers, Florida and Connell & Herrig, Insurance, Inc., Sarasota and Englewood, Florida. These affiliations were accounted for as purchases and these acquired agencies are operating as divisions of Bouchard. Also during 2000, Regency Finance Company (Regency), purchased eight consumer finance offices. The transaction was also accounted for as a purchase and resulted in the recognition of $1.2 million of goodwill.

  During 1999, the Corporation affiliated with Roger Bouchard Insurance, Inc., Clearwater, Florida, First Philson Financial Corporation, Berlin, Pennsylvania and Guaranty Bank & Trust Company, Venice, Florida. These affiliations added assets and deposits of $378.7 million and $335.0 million, respectively, and were accounted for as poolings-of-interests. The Corporation also affiliated with Gelvin, Jackson & Starr, Inc., Meadville, Pennsylvania. This transaction was accounted for as a purchase. Also during 1999, Regency expanded its size and geographic scope through the purchase of 11 consumer finance offices.
This transaction was also accounted for as a purchase.

  The Corporation regularly evaluates the potential acquisition of, and holds discussions with, various acquisition candidates and as a general rule the Corporation publicly announces such acquisitions only after a definitive merger agreement has been reached.

Subsequent Events (unaudited)

  On January 31, 2002, the Corporation completed its affiliation with Central Bank Shares, Inc. (Central), a bank holding company headquartered in Orlando, Florida, with assets of more than $251.4 million. The transaction, which was accounted for as a purchase, resulted in the recognition of approximately $47.0 million of goodwill. Central's banking subsidiary, Bank of Central Florida, was merged into FNBFL.

Reincorporation

  On June 1, 2001, the Corporation reincorporated in the state of Florida. The Corporation now operates from corporate headquarters located in Naples, Florida. The Corporation was incorporated in 1974 in Hermitage, Pennsylvania, and at that time substantially all of the Corporation's business was being conducted in Pennsylvania. The Corporation expanded into Florida four years ago. As a result of the dynamic growth experienced in that state and because of subsequent acquisitions, a significant portion of the Corporation's assets and shareholders now reside in Florida. In connection with the reincorporation, the Corporation reduced the par value of both its common stock and preferred stock to $0.01 per share.

Charter Consolidation

  During the first quarter of 2001, the Corporation completed its charter consolidation plan which reduced the number of bank charters from eight to three. The Corporation's five Florida banks were merged under FNBFL and its two Pennsylvania banks were combined under FNBPA. The Corporation had previously consolidated its Ohio banks under a single charter, Metropolitan National Bank. In connection with these charter consolidations, the trust operations of FNBFL were consolidated into the Corporation's national trust company, First National Trust Company. The Corporation incurred pre-tax consolidation charges of $3.2 million arising from legal and accounting fees, consulting fees, data processing conversion charges, early retirement and involuntary separation and related benefit costs. Involuntary separation costs associated with 42 terminated employees totaled $1.4 million of the total consolidation expense. The total amount of separation payments paid during 2001 was $1.0 million. The remaining separation costs have been paid in 2002 in accordance with the contractual terms of the employment and compensation agreements of the terminated employees.

Securities

  The amortized cost and fair value of securities are as follows (in thousands):

  Securities available for sale:

                                                        Gross       Gross
                                           Amortized  Unrealized  Unrealized    Fair
December 31, 2001                            Cost       Gains       Losses      Value
                                           ---------  ----------  ----------  ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                $ 408,340   $   8,745   $    (153) $ 416,932
Mortgage-backed securities of
  U.S. Government agencies                   288,999       3,535        (209)   292,325
States of the U.S. and political
  subdivisions                               146,165         665        (897)   145,933
Other debt securities                          3,521          17          (1)     3,537
                                           ---------   ---------   ---------  ---------
    Total Debt Securities                    847,025      12,962      (1,260)   858,727
Equity securities                             40,850       3,689        (296)    44,243
                                           ---------   ---------   ---------  ---------
                                           $ 887,875   $  16,651   $  (1,556) $ 902,970
                                           =========   =========   =========  =========

                                                        Gross       Gross
                                           Amortized  Unrealized  Unrealized    Fair
December 31, 2000                            Cost       Gains       Losses      Value
                                           ---------  ----------  ----------  ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                $ 398,312   $   2,039   $  (2,510) $ 397,841
Mortgage-backed securities of
  U.S. Government agencies                   249,610       2,457      (1,396)   250,671
States of the U.S. and political
  subdivisions                               113,901         616        (575)   113,942
Other debt securities                          1,675          11         (16)     1,670
                                           ---------   ---------   ---------  ---------
    Total Debt Securities                    763,498       5,123      (4,497)   764,124
Equity securities                             74,107       2,759        (872)    75,994
                                           ---------   ---------   ---------  ---------
                                           $ 837,605   $   7,882   $  (5,369) $ 840,118
                                           =========   =========   =========  =========

                                                         Gross       Gross
                                           Amortized  Unrealized  Unrealized    Fair
December 31, 1999                            Cost       Gains       Losses      Value
                                           ---------  ----------  ----------  ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                $ 408,296   $      84   $ (16,588) $ 391,792
Mortgage-backed securities of
  U.S. Government agencies                   190,969         285      (4,747)   186,507
States of the U.S. and political
  subdivisions                               114,797          64      (6,290)   108,571
Other debt securities                          1,802          47         (24)     1,825
                                           ---------   ---------   ---------  ---------
    Total Debt Securities                    715,864         480     (27,649)   688,695
Equity securities                             83,149       3,158        (891)    85,416
                                           ---------   ---------   ---------  ---------
                                           $ 799,013   $   3,638   $ (28,540) $ 774,111
                                           =========   =========   =========  =========

  Securities held to maturity:

                                                        Gross       Gross
                                           Amortized  Unrealized  Unrealized    Fair
December 31, 2001                            Cost       Gains       Losses      Value
                                           ---------  ----------  ----------  ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                $   3,214   $      47   $          $   3,261
Mortgage-backed securities of
  U.S. Government agencies                     3,068          38                  3,106
States of the U.S. and political
  subdivisions                                43,493         541        (223)    43,811
Other debt securities                          1,593           1          (2)     1,592
                                           ---------   ---------   ---------  ---------
                                           $  51,368   $     627   $    (225) $  51,770
                                           =========   =========   =========  =========

                                                        Gross       Gross
                                           Amortized  Unrealized  Unrealized    Fair
December 31, 2000                            Cost       Gains       Losses      Value
                                           ---------  ----------  ----------  ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                $  32,887   $      12   $    (171) $  32,728
Mortgage-backed securities of
  U.S. Government agencies                     7,091          23         (18)     7,096
States of the U.S. and political
  subdivisions                                35,442         221         (79)    35,584
Other debt securities                            102                      (3)        99
                                           ---------   ---------   ---------  ---------
                                           $  75,522   $     256   $    (271) $  75,507
                                           =========   =========   =========  =========

                                                         Gross       Gross
                                           Amortized  Unrealized  Unrealized    Fair
December 31, 1999                            Cost       Gains       Losses      Value
                                           ---------  ----------  ----------  ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                $  32,886   $           $  (1,177) $  31,709
Mortgage-backed securities of
  U.S. Government agencies                    15,147          10        (157)    15,000
States of the U.S. and political
  subdivisions                                44,037          76        (656)    43,457
Other debt securities                            288                      (4)       284
                                           ---------   ---------   ---------  ---------
                                           $  92,358   $      86   $  (1,994) $  90,450
                                           =========   =========   =========  =========

  At December 31, 2001 and 2000, securities with a carrying value of $313.4 million and $308.4 million, respectively, were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $343.3 million and $359.4 million at December 31, 2001 and 2000, respectively, were pledged as collateral for other borrowings.

  As of December 31, 2001, the Corporation had not entered into any derivative transactions.

  As of December 31, 2001, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                 Held to Maturity      Available for Sale
                               --------------------   --------------------
                               Amortized    Fair      Amortized   Fair
                                 Cost       Value       Cost      Value
                               ---------  ---------   ---------  ---------
Due in one year or less        $   6,611  $   6,677   $  52,527  $  53,672
Due from one to five years        22,063     22,501     190,403    195,435
Due from five to ten years        19,367     19,227     230,061    232,694
Due after ten years                  259        259      85,035     84,601
                               ---------  ---------   ---------  ---------
                                  48,300     48,664     558,026    566,402
Mortgage-backed securities of
 U.S. Government Agencies          3,068      3,106     288,999    292,325
Equity securities                                        40,850     44,243
                               ---------  ---------   ---------  ---------
                               $  51,368  $  51,770   $ 887,875  $ 902,970
                               =========  =========   =========  =========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 2001, 2000 and 1999 were $141.0 million, $38.6 million and $47.1 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                2001     2000     1999
                               ------   ------   ------
Gross gains                    $1,836   $  304   $1,854
Gross losses                       (8)     (92)     (94)
                               ------   ------   ------
                               $1,828   $  212   $1,760
                               ======   ======   ======

Loans

  Following is a summary of loans (in thousands):

December 31                                          2001          2000
                                                  ----------    ----------
Real estate:
 Residential                                       $1,777,403   $1,706,462
 Commercial                                         1,282,944    1,110,833
 Construction                                         227,868      220,754
Installment loans to individuals                      774,932      832,904
Commercial, financial and agricultural                672,639      610,194
Lease financing                                       128,712      204,187
Unearned income                                       (50,063)     (70,554)
                                                   ----------   ----------
                                                   $4,814,435   $4,614,780
                                                   ==========   ==========

  The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of southwest Florida, western and central Pennsylvania, northern and central Tennessee, and eastern Ohio.

  As of December 31, 2001, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 2001. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the aggregate amount of loans to any such persons who had loans in excess of $60,000 during the year (in thousands):

       Total loans at December 31, 2000           $ 84,388
       New loans                                    41,595
       Repayments                                  (47,225)
       Other                                        (3,276)
                                                  --------
       Total loans at December 31, 2001           $ 75,482
                                                  ========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

Non-Performing Assets

  Following is a summary of non-performing assets (in thousands):

December 31                                    2001       2000
                                             -------    -------
Non-accrual loans                            $21,350    $21,478
Restructured loans                             5,578      3,020
                                             -------    -------
  Total Non-Performing Loans                  26,928     24,498
Other real estate owned                        4,375      7,204
                                             -------    -------
  Total Non-Performing Assets                $31,303    $31,702
                                             =======    =======

  For the years ended December 31, 2001, 2000 and 1999, income recognized on non-accrual and restructured loans was $1.1 million, $964,000 and $908,000, respectively. Income that would have been recognized during 2001, 2000 and 1999 on such loans if they were in accordance with their original terms was $2.3 million, $2.9 million and $2.4 million, respectively. Loans past due 90 days or more were $5.9 million, $5.4 million and $5.4 million at December 31, 2001, 2000 and 1999, respectively.

  Following is a summary of information pertaining to loans considered to be impaired (in thousands):

At of For the Year Ended December 31             2001     2000    1999
                                               -------  -------  ------
Impaired loans with an allocated allowance      $2,799   $2,717  $7,491
Impaired loans without an allocated allowance    1,023    1,577   1,762
                                                ------   ------  ------
   Total impaired loans                         $3,822   $4,294  $9,253
                                                ======   ======  ======
Allocated allowance on impaired loans           $1,153   $  725  $1,957
                                                ======   ======  ======
Portion of impaired loans on non-accrual        $1,678   $3,637  $6,694
                                                ======   ======  ======
Average impaired loans                          $2,735   $7,858  $7,605
                                                ======   ======  ======
Income recognized on impaired loans             $  187   $  297  $  331
                                                ======   ======  ======

Allowance for Loan Losses

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                2001       2000       1999
                                    --------   --------   --------
Balance at beginning of year        $ 57,124   $ 52,851   $ 46,463

Addition from acquisitions             3,400        767      2,813

Charge-offs                          (29,490)   (17,377)   (14,786)
Recoveries                             2,830      2,901      2,585
                                    --------   --------   --------
    Net Charge-Offs                  (26,660)   (14,476)   (12,201)
Provision for loan losses             31,195     17,982     15,776
                                    --------   --------   --------
Balance at end of year              $ 65,059   $ 57,124   $ 52,851
                                    ========   ========   ========

Premises and Equipment

  Following is a summary of premises and equipment (in thousands):

December 31                               2001        2000
                                       ---------   ---------
Land                                   $  27,226   $  26,815
Premises                                 137,548     125,180
Equipment                                112,960     102,644
                                       ---------   ---------
                                         277,734     254,639
Accumulated depreciation                (128,216)   (114,459)
                                       ---------   ---------
                                       $ 149,518   $ 140,180
                                       =========   =========

  Depreciation expense was $14.8 million for 2001, $15.1 million for 2000 and $14.3 million for 1999.

  The Corporation has operating leases extending to 2087 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $7.2 million for 2001, $7.0 million for 2000 and $4.7 million for 1999. Total minimum rental commitments under such leases were $34.9 million at December 31, 2001. Following is a summary of future minimum lease payments for years following December 31, 2001 (in thousands):

                   2002                    $ 3,640
                   2003                      2,932
                   2004                      1,977
                   2005                      1,630
                   2006                      1,074
                   Later years              23,619

Deposits

  Following is a summary of deposits (in thousands):

December 31                                 2001         2000
                                         ----------   ----------
Non-interest bearing                     $  798,960   $  721,952
Savings and NOW                           1,980,939    1,853,942
Certificates of deposit and
  other time deposits                     2,319,177    2,337,860
                                         ----------   ----------
                                         $5,099,076   $4,913,754
                                         ==========   ==========

  Following is a summary of the scheduled maturities of certificates of deposits and other time deposits for each of the five years following December 31, 2001 (in thousands):

                 2002                            $1,668,469
                 2003                               408,830
                 2004                               158,433
                 2005                                57,830
                 2006                                25,365
                 Later years                            250

  Time deposits of $100,000 or more were $563.8 million and $605.2 million at December 31, 2001 and 2000, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 2001 (in thousands):

                                Certificates   Other Time
                                 of Deposit     Deposits      Total
                                ------------   ----------   ---------
Three months or less              $129,638       $ 9,838     $139,476
Three to six months                 95,318         9,593      104,911
Six to twelve months               152,633        12,460      165,093
Over twelve months                 135,678        18,664      154,342
                                  --------       -------     --------
                                  $513,267       $50,555     $563,822
                                  ========       =======     ========

Short-Term Borrowings

  Following is a summary of short-term borrowings (in thousands):

December 31                                               2001        2000
                                                        --------    --------
Securities sold under repurchase agreements             $232,952    $184,060
Federal funds purchased                                    6,865         865
Federal Home Loan Bank advances                                       42,400
Other short-term borrowings                               34,101      58,630
Subordinated notes                                       101,836      70,308
                                                        --------    --------
                                                        $375,754    $356,263
                                                        ========    ========

  Credit facilities amounting to $118.0 million at December 31, 2001 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. Credit facilities amounting to $30.0 million were used at December 31, 2001.

Long-Term Debt

  Following is a summary of long-term debt (in thousands):

December 31                                   2001         2000
                                            --------     --------
Federal Home Loan Bank advances             $303,743     $220,829
Other long-term debt                           1,431        1,380
Subordinated notes                            37,250       45,520
                                            --------     --------
                                            $342,424     $267,729
                                            ========     ========

  The Corporation has available credit with the Federal Home Loan Bank of $1.3 billion, of which $303.7 million was used as of December 31, 2001. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2010. Interest rates paid on these advances range from 4.75% to 7.19% in 2001 and 5.46% and 7.19% in 2000.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts periodically through the year 2011. At December 31, 2001, $27.3 million of long-term subordinated debt is redeemable by the holders prior to maturity at a discount equal to three months of interest. The Corporation may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.24% at December 31, 2001 and 7.46% at December 31, 2000.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 2001 are as follows (in thousands):

                  2002                       $ 18,629
                  2003                         32,143
                  2004                          1,840
                  2005                         31,593
                  2006                          3,406
                  Later years                 254,813

Commitments, Credit Risk and Contingencies

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                           2001       2000
                                                    --------   --------
Commitments to extend credit                        $877,210   $783,503
Standby letters of credit                             57,520     46,870

  At December 31, 2001, funding of approximately 85% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

  The Corporation established a litigation reserve by recording a pre-tax charge of approximately $4.0 million to cover estimated legal expenses associated with five cases filed against one of its subsidiary banks. The plaintiffs allege that a third-party independent administrator misappropriated funds from their individual retirement accounts held by the subsidiary bank. As of April 30, 2002, the Corporation has settled all of these asserted claims except one, at an aggregate cost to the Corporation of $2.6 million. The Corporation believes the remaining reserve will be sufficient for all costs associated with the litigation, including unasserted claims, settlements and adverse judgements.

Stockholders' Equity

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985. Holders of Series A Preferred are entitled to 6.9 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock based on a value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. At December 31, 2001, 19,050 shares of common stock were reserved by the Corporation for the conversion of the remaining 19,174 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued in 1992. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a value of $9.12 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 2001, 20,679 shares of Series B Preferred were converted to 56,140 shares of common stock. At December 31, 2001, 352,639 shares of common stock were reserved by the Corporation for the conversion of the remaining 127,859 outstanding shares.

Comprehensive Income

  The components of comprehensive income, net of related tax, are as follows (in thousands):

Year Ended December 31                                2001      2000      1999
                                                    -------   -------   -------
Net income                                          $52,985   $61,908   $61,145
Other comprehensive income:
 Unrealized gains (losses) on securities:
  Arising during the period, net of tax expense
   (benefit) of $5,080, $9,686 and $(12,638)          9,434    17,957   (23,469)
  Less: reclassification adjustment for
   gains included in net income previously
   reflected as an unrealized gain or loss, net
   of tax benefit of $642, $112 and $589             (1,192)     (207)   (1,094)
 Minimum pension liability adjustment                              30
                                                    -------   -------   -------
Other comprehensive income                            8,242    17,780   (24,563)
                                                    -------   -------   -------
Comprehensive income                                $61,227   $79,688   $36,582
                                                    =======   =======   =======

Stock Incentive Plans

  The Corporation has available up to 1,166,472 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. During 2001, the Corporation granted 6,115 shares of stock under these plans. The weighted average fair value of the restricted shares issued was $20.67.

  The Corporation has available up to 3,008,792 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  In accordance with FAS No. 123, the following table shows pro forma net income and earnings per share along with significant assumptions used in the Black-Scholes option pricing model (dollars in thousands, except per share data):

Year Ended December 31                         2001      2000      1999
                                             -------   -------   -------
Pro forma net income                         $50,564   $59,884   $59,695
                                             =======   =======   =======

Pro forma earnings per share:
  Basic                                        $1.19     $1.40     $1.39
                                               =====     =====     =====
  Diluted                                      $1.17     $1.38     $1.36
                                               =====     =====     =====

Assumptions:
  Risk-free interest rate                       5.25%     6.79%     4.72%
  Dividend yield                                2.84%     3.37%     3.20%
  Expected stock price volitility                .26%      .26%      .23%
  Expected life (years)                         5.00      5.00      5.00

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  Activity in the Option Plan during the past three years was as follows:

                                               Weighted
                                                Average
                                               Price per
                                      2001       Share      2000       1999
                                    ---------  ---------  ---------  ---------
Outstanding, beginning of year      3,014,089     $17.93  2,372,552  2,025,727
  Granted during the year             696,466      20.31    855,151    632,849
  Exercised during the year          (266,224)     10.99   (110,322)  (235,474)
  Forfeited during the year          (206,347)     18.16   (103,292)   (50,550)
                                    ---------             ---------  ---------
Ending balance                      3,237,984      19.79  3,014,089  2,372,552
                                    =========             =========  =========

  The following table summarizes information about the stock options outstanding at December 31, 2001:

                Options Outstanding                      Options Exercisable
----------------------------------------------------   -----------------------
                               Weighted
                                Average     Weighted                  Weighted
   Range of                    Remaining    Average                   Average
   Exercise        Options    Contractual   Exercise      Options     Exercise
    Prices       Outstanding     Life        Price      Exercisable    Price
---------------  -----------  -----------  ---------    -----------  ---------
$ 4.98 - $ 7.47       93,177     4.63         6.12           93,177     6.12
  7.48 -  11.22      348,205     2.44         9.33          320,399     9.33
 11.23 -  16.85      205,112     4.38        14.80          188,029    14.84
 16.86 -  25.29    1,898,387     8.00        20.28          723,367    19.91
 26.30 -  27.28      693,103     6.33        27.04          591,733    27.00
                   ---------                              ---------
                   3,237,984                              1,916,705
                   =========                              =========

   The Corporation has granted warrants to purchase common stock (at an exercise price of $8.57 per share). Such warrants are exercisable and will expire on December 17, 2003. The Corporation has reserved 12,429 shares of common stock for issuance in connection with these warrants.

Retirement and Other Postretirement Benefit Plans

Retirement Plans

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                          2001       2000
                                                   -------    -------
Benefit obligation at beginning of year            $62,156    $51,332
  Service cost                                       3,107      2,443
  Interest cost                                      5,101      4,304
  Plan amendments                                    2,946        254
  Actuarial loss                                     6,310      2,993
  Termination charge due to curtailment                 94
  Conforming adjustment                                412
  Adjustment for acquisition                         2,365        651
  One time charge for voluntary early retirement                2,270
  Benefits paid                                     (2,797)    (2,091)
                                                   -------    -------
Benefit obligation at end of year                  $79,694    $62,156
                                                   =======    =======

December 31                                          2001       2000
                                                   -------    -------
Fair value of plan assets at beginning of year     $60,214    $60,660
  Actual return on plan assets                        (521)       (96)
  Company contribution                               2,414      1,741
  Adjustment for acquisition                         1,154
  Benefits paid                                     (2,797)    (2,091)
                                                   -------    -------
Fair value of plan assets at end of year           $60,464    $60,214
                                                   =======    =======

December 31                                     2001        2000
                                              --------    -------
Funded status of plan                         $(19,229)   $(1,941)
Unrecognized actuarial loss (gain)               7,355     (6,589)
Unrecognized prior service cost                  2,208      1,415
Unrecognized net transition obligation          (1,130)    (1,218)
                                              --------    -------
Accrued pension cost                          $(10,796)   $(8,333)
                                              ========    =======

  Included in the above reconciliation is the benefit obligation and fair value of plan assets for the Basic Retirement Plan which were $15.5 million and $0, respectively, as of December 31, 2001, and $9.8 million and $0, respectively, as of December 31, 2000.

  The amounts recognized in the Corporation's consolidated financial statements include the following (in thousands):

December 31                                     2001        2000
                                              --------    -------
Prepaid pension cost                          $  2,448    $ 1,177
Accrued pension cost                           (13,244)    (9,510)
Additional minimum liability                    (3,504)    (1,592)
Accumulated other comprehensive income                         30
Intangible asset                                 3,504      1,562
                                              --------    -------
Net amount recognized on balance sheet        $(10,796)   $(8,333)
                                              ========    =======

  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                         2001        2000       1999
                                              -------     -------    -------
Service costs                                 $ 3,107     $ 2,443    $ 2,837
Interest cost                                   5,102       4,304      3,944
Expected return on plan assets                 (4,917)     (4,860)    (4,777)
Termination charge due to curtailment              94
Conforming adjustment                             412
Adjustment for acquisition                       (174)
One time charge for voluntary early retirement              2,270
Net amortization                                  381        (284)       398
                                              -------     -------    -------
Net pension expense                           $ 4,005     $ 3,873    $ 2,402
                                              =======     =======    =======

Assumptions as of December 31                  2001        2000       1999
                                              -------     -------    ------
Weighted average discount rate                  7.3%        7.5%       7.8%
Rates of increase in compensation levels        4.0%        4.0%       4.0%
Expected long-term rate of return on assets     8.0%        8.0%       8.0%

  At December 31, 2001, plan assets include 81,712 shares of the Corporation's common stock, having a market value of $2.2 million. Dividends received on these shares totaled $61,000 for 2001. During 2000, the Corporation completed an early retirement program at Promistar, which resulted in a special termination charge of $2.3 million.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $1.8 million in 2001, $1.3 million in 2000 and $1.1 million in 1999.

  Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $1.4 million in 2001, $910,000 in 2000 and $1.0 million in 1999 related to the Salary Savings ESOP Plan.

Postretirement Plans

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                         2001      2000
                                                   ------    ------
Benefit obligation at beginning of year            $3,331    $3,032
  Service cost                                         96        85
  Interest cost                                       240       216
  Plan participants' contributions                    137        62
  Plan amendments                                                13
  Actuarial gain                                      (40)     (253)
  Benefits paid                                      (478)     (287)
  Adjustment for acquisition                          230
  One time charge for voluntary early retirement                471
  Curtailment and settlement                           18        (8)
                                                   ------    ------
Benefit obligation at end of year                  $3,534    $3,331
                                                   ======    ======

December 31                                         2001      2000
                                                   ------    ------
Fair value of plan assets at beginning of year      $   0     $   0
  Company contribution                                341       225
  Plan participants' contributions                    137        62
  Benefits paid                                      (478)     (287)
                                                    -----     -----
Fair value of plan assets at end of year            $   0     $   0
                                                    =====     =====

December 31                                         2001       2000
                                                   -------   -------
Funded status of plan                              $(3,534)  $(3,331)
Unrecognized actuarial gain                           (276)     (264)
Unrecognized prior service cost                         67        72
Unrecognized net transition obligation                 368       418
                                                   -------   -------
Accrued pension cost                               $(3,375)  $(3,105)
                                                   =======   =======

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                          2001     2000     1999
                                               ------   ------   ------
Service cost                                    $ 96      $ 85     $101
Interest cost                                    240       216      189
Curtailment and settlement                        18        (8)
One time charge for voluntary retirement         230       471
Net amortization                                  27        33       38
                                                ----      ----     ----
Net periodic postretirement benefit cost        $611      $797     $328
                                                ====      ====     ====

  Discount rates of 7.3%, 7.5% and 7.8% for 2001, 2000 and 1999, respectively, were used to determine the accumulated postretirement benefit obligation.

  The assumed health care cost trend rate has a significant effect on the amounts reported. An 8.0% annual rate of increase in the per capita costs of covered health care benefits is assumed for 2002, gradually decreasing to 5.0% by the year 2005. A one percentage point change in the assumed health care cost trend rate would have had the following effects on 2001 service and interest cost and the accumulated postretirement benefit obligation at December 31, 2001 (in thousands):

                                                    1%         1%
                                                 Increase   Decrease
                                                 --------   --------
Effect on service and interest components
  of net periodic cost                               $ 28      $ (24)
Effect on accumulated postretirement
  benefit obligation                                  221       (194)

Income Taxes

  Income tax expense consists of the following (in thousands):

Year Ended December 31                        2001       2000       1999
                                            -------    -------    -------
Current income taxes:
  Federal taxes                             $19,883    $27,245    $35,371
  State taxes                                   801        508        972
                                            -------    -------    -------
                                             20,684     27,753     36,343
Deferred income taxes:
  Federal taxes                               1,920        130    (10,270)
  State taxes                                   430       (671)
                                            -------    -------    -------
                                            $23,034    $27,212    $26,073
                                            =======    =======    =======

  The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                              2001       2000
                                                       --------   --------
Deferred tax assets:
  Allowance for loan losses                            $ 22,771   $ 19,421
  Deferred compensation                                   4,063      3,048
  Deferred benefits                                       4,553      3,928
  Loan fees                                                 438        332
  Other                                                   3,317      2,524
                                                       --------   --------
    Total Gross Deferred Tax Assets                      35,142     29,253
                                                       --------   --------
Deferred tax liabilities:
  Depreciation                                           (2,182)    (1,905)
  Deferred gain on sale of subsidiary                    (3,555)    (3,555)
  Unrealized gains on securities available for sale      (5,301)    (1,013)
  Leasing                                               (14,971)   (20,506)
  Other                                                  (1,491)    (1,855)
                                                       --------   --------
    Total Gross Deferred Tax Liabilities                (26,009)   (26,979)
                                                       --------   --------
    Net Deferred Tax Assets                            $  7,642   $    419
                                                       ========   ========

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                       2001       2000       1999
                                            ------     ------     ------
Federal statutory tax                         35.0%      35.0%      35.0%
Effect of nontaxable interest and
  dividend income                             (6.8)      (5.4)      (5.8)
State taxes                                    1.1        0.5        0.7
Goodwill                                       1.2        1.0        1.0
Merger related costs                           0.7        0.1        0.5
Other items                                   (0.9)      (0.7)      (1.5)
                                            ------     ------     ------
Actual effective taxes                        30.3%      30.5%      29.9%
                                            ======     ======     ======

  Income tax expense related to gains on the sale of securities was $640,000, $74,000 and $616,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Earnings per Share

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                       2001         2000         1999
                                          ----------   ----------   ----------
Basic
Net income                                   $52,985      $61,908      $61,145
Less:  Preferred stock dividends declared       (293)        (341)        (411)
                                             -------      -------      -------
Net income applicable to basic earnings
  per share                                  $52,692      $61,567      $60,734
                                             =======      =======      =======

Average common shares outstanding         42,180,735   42,617,465   42,745,288
                                          ==========   ==========   ==========

Earnings per share                             $1.25        $1.44        $1.42
                                               =====        =====        =====

Diluted
Net income applicable to diluted earnings
 per share                                   $52,985      $61,908      $61,145
                                             =======      =======      =======

Average common shares outstanding         42,180,735   42,617,465   42,745,288
Convertible preferred stock                  398,745      471,499      603,665
Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price             644,801      425,597      566,993
                                          ----------   ----------   ----------
                                          43,224,281   43,514,561   43,915,946
                                          ==========   ==========   ==========

Earnings per share                             $1.23        $1.42        $1.39
                                               =====        =====        =====

Regulatory Matters

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 2001, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of December 31, 2001, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Following are the capital ratios as of December 31, 2001 for the Corporation and its significant subsidiaries, First National Bank of Florida and First National Bank of Pennsylvania (dollars in thousands):


                                                               Well Capitalized     Minimum Capital
                                                Actual           Requirements        Requirements
                                           -----------------   -----------------   -----------------
                                            Amount    Ratio     Amount    Ratio     Amount    Ratio
                                           --------  -------   --------  -------   --------  -------
Total Capital (to risk-weighted assets):
F.N.B. Corporation                         $568,162    11.8%   $482,049    10.0%   $385,639     8.0%
First National Bank of Florida              173,173    10.1     171,176    10.0     136,940     8.0
First National Bank of Pennsylvania         315,778    11.6     271,874    10.0     217,499     8.0

Tier 1 Capital (to risk-weighted assets):
F.N.B. Corporation                         $506,294    10.5%   $289,230     6.0%   $192,820     4.0%
First National Bank of Florida              154,459     9.0     102,705     6.0      68,470     4.0
First National Bank of Pennsylvania         281,751    10.4     163,125     6.0     108,750     4.0

Tier 1 Capital (to average assets):
F.N.B. Corporation                         $506,294     7.9%   $319,922     5.0%   $255,937     4.0%
First National Bank of Florida              154,459     7.2     106,744     5.0      85,395     4.0
First National Bank of Pennsylvania         281,751     7.5     188,428     5.0     150,742     4.0

  The Corporation's banking subsidiaries were required to maintain aggregate cash reserves with the Federal Reserve Bank amounting to $56.1 million at December 31, 2001. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 2001, the subsidiaries had $65.9 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $66.1 million at December 31, 2001.

Business Segments

  The Corporation operates in three reportable segments: community banks, insurance agencies and consumer finance. The Corporation's community bank subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. In addition to traditional banking products, the Corporation's bank subsidiaries offer trust services as well as various alternative investment products, including mutual funds and annuities. The Corporation's insurance agencies are full-service insurance companies offering all lines of commercial and personal insurance through major carriers. The Corporation's consumer finance subsidiary is involved in making personal installment loans to individuals and purchasing installment sales finance contracts from retail merchants. This activity is funded through the sale of the Corporation's subordinated notes at the finance company's branch offices. The following tables provide financial information for these segments of the Corporation (in thousands). Other items shown in the table below represent the parent company, other non-bank subsidiaries and eliminations, which are necessary for purposes of reconciling to the consolidated amounts.


                                                Community   Insurance  Finance    All
                                                  Banks      Agencies  Company   Other   Consolidated
                                                ----------  ---------  -------  -------  ------------
At or for the Year Ended December 31, 2001
Interest income                                 $  423,871    $   196  $28,555  $(2,256)   $  450,366
Interest expense                                   191,295        232    8,711       62       200,300
Provision for loan losses                           25,954               5,241                 31,195
Non-interest income                                 61,701     26,720    1,875    9,699        99,995
Non-interest expense                               190,073     20,724   12,407   14,858       238,062
Intangible amortization                              3,115        775      126      769         4,785
Income tax expense (credit)                         23,034      2,192    1,443   (3,635)       23,034
Net income                                          52,101      2,993    2,502   (4,611)       52,985
Core operating earnings*                            56,605      2,993    2,502   (1,195)       60,905
Total assets                                     6,277,928     29,761  153,706   26,988     6,488,383
Goodwill                                            28,307     14,255    1,809                 44,371

At or for the Year Ended December 31, 2000
Interest income                                 $  428,791    $   164 $ 26,021  $(4,266)   $  450,710
Interest expense                                   206,308        207    8,083   (3,217)      211,381
Provision for loan losses                           13,767               4,245      (30)       17,982
Non-interest income                                 50,449     20,190    1,818    7,528        79,985
Non-interest expense                               171,674     16,242   11,200    9,006       208,122
Intangible amortization                              3,540        463       87                  4,090
Income tax expense (credit)                         25,910      1,214    1,585   (1,497)       27,212
Net income                                          58,041      2,228    2,639   (1,000)       61,908
Core operating income                               57,780      2,228    2,639    3,379        66,026
Total assets                                     5,954,375     24,824  153,152   (5,559)    6,126,792
Goodwill                                            23,717     12,373    1,935                 38,025

At or for the Year Ended December 31, 1999
Interest income                                 $  386,539    $   129 $ 17,966   (2,720)   $  401,914
Interest expense                                   165,807        179    4,586   (1,802)      168,770
Provision for loan losses                           13,024               2,752                 15,776
Non-interest income                                 45,202     14,040    1,240    9,332        69,814
Non-interest expense                               163,437     11,762    8,208   12,464       195,871
Intangible amortization                              3,986         64       43                  4,093
Income tax expense (credit)                         26,227       (359)   1,289   (1,084)       26,073
Net income                                          59,260      2,523    2,328   (2,966)       61,145
Core operating earnings*                            59,322      2,523    2,328    1,088        65,261
Total assets                                     5,768,704      9,378  124,577  (10,396)    5,892,263
Goodwill                                            25,899      4,227       98                 30,224


* Core operating earnings exclude consolidation charges of $2.1 million and merger related and other non-recurring costs of $5.8 million in 2001, gain on the sale of branches of $261,000 and merger related and other non-recurring costs of $4.4 million in 2000 and gain on the sale of branches of $366,000 and merger related and other non-recurring costs of $4.5 million in 1999, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

Cash Flow Information

  Following is a summary of cash flow information (in thousands):

Year Ended December 31                              2001      2000      1999
                                                  --------  --------  --------
Cash paid during year for:
  Interest                                        $203,613  $198,466  $166,221
  Income taxes                                      23,908    33,150    17,642

Non-cash Investing and Financing Activities:
  Acquisition of real estate in
    settlement of loans                              3,198     4,210     3,929
  Loans granted in the sale of other real estate     3,178       465       176

Parent Company Financial Statements

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

Balance Sheet (in thousands):
December 31                                             2001         2000
                                                      --------     --------
Assets
Cash                                                  $  2,080     $    370
Short-term investments                                   7,534       10,409
Securities available for sale                                           190
Loans receivable                                                      4,800
Premises and equipment                                   3,043        1,078
Other assets                                            26,868        8,827
Investment in bank subsidiaries                        507,098      471,641
Investment in non-bank subsidiaries                    217,021      194,661
                                                      --------     --------
  Total                                               $763,644     $691,976
                                                      ========     ========

Liabilities
Other liabilities                                     $ 22,041     $ 16,433
Short-term borrowings                                  133,357      127,632
Long-term debt                                          35,839       44,489
                                                      --------     --------
  Total Liabilities                                    191,237      188,554
                                                      --------     --------
Stockholders' Equity                                   572,407      503,422
                                                      --------     --------
  Total                                               $763,644     $691,976
                                                      ========     ========

Income Statement (in thousands)
Year Ended December 31                                2001     2000     1999
                                                    -------  -------  -------
Income
Dividend income from subsidiaries:
  Bank                                              $64,839  $36,698  $44,545
  Non-bank                                            3,691    4,570    2,165
                                                    -------  -------  -------
                                                     68,530   41,268   46,710
Interest income                                         574      511      667
Affiliate service fee income                         23,217   25,429   23,636
Other income                                            903      672      864
                                                    -------  -------  -------
  Total Income                                       93,224   67,880   71,877
                                                    -------  -------  -------

Expenses
Interest expense                                     10,333    9,186    5,846
Salaries and personnel expense                       19,327   20,474   20,591
Other expenses                                       17,276   10,512   12,339
                                                    -------  -------  -------
  Total Expenses                                     46,936   40,172   38,776
                                                    -------  -------  -------

Income Before Taxes and Equity in
  Undistributed Income of Subsidiaries               46,288   27,708   33,101
Income tax benefit                                    7,801    4,688    3,987
                                                    -------  -------  -------
                                                     54,089   32,396   37,088
                                                    -------  -------  -------
Equity in undistributed income of subsidiaries:
    Bank                                            (11,168)  21,123   16,020
    Non-bank                                         10,064    8,389    8,037
                                                    -------  -------  -------
                                                     (1,104)  29,512   24,057
                                                    -------  -------  -------
Net Income                                          $52,985  $61,908  $61,145
                                                    =======  =======  =======

Statement of Cash Flows (in thousands)
Year Ended December 31                             2001       2000      1999
                                                 --------   --------  --------
Operating Activities
Net income                                       $ 52,985   $ 61,908  $ 61,145
Adjustments to reconcile net income to net
 cash provided by operating activities:
    Undistributed earnings of subsidiaries          1,104    (29,512)  (24,057)
    Other, net                                    (10,847)     5,707     6,148
                                                 --------   --------  --------
      Net cash flows from operating activities     43,242     38,103    43,236

Investing Activities
Net change in short-term investments                2,875     (5,283)   18,523
Securities available for sale:
  Purchases                                                               (190)
  Sales                                               190
Sale (purchase) of premises and equipment          (1,965)       882      (883)
Net decrease (increase) in loans receivable         4,800        951    (3,715)
Advances from subsidiaries                                               1,621
Investment in subsidiaries                        (12,165)   (29,714)  (39,328)
                                                 --------   --------  --------
    Net cash flows from investing activities       (6,265)   (33,164)  (23,972)

Financing Activities
Net increase in short-term borrowings               5,725     57,139    20,884
Decrease in long-term debt                        (15,390)   (15,686)  (17,736)
Increase in long-term debt                          6,740     19,236    10,489
Net acquisition of treasury stock                     (42)   (37,585)   (3,288)
Cash dividends paid                               (32,300)   (29,652)  (28,410)
                                                 --------   --------  --------
    Net cash flows from financing activities      (35,267)    (6,548)  (18,061)
                                                 --------   --------  --------
Net (Decrease) Increase In Cash                     1,710    (1,609)    1,203
Cash at beginning of year                             370     1,979       776
                                                 --------   --------  --------
Cash At End Of Year                              $  2,080   $    370  $  1,979
                                                 ========   ========  ========

Cash Paid
Interest                                         $  9,069   $  8,022  $  5,933

Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each financial instrument:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                         2001                      2000
                                 ----------------------   ----------------------
                                  Carrying     Fair        Carrying     Fair
                                   Amount      Value        Amount      Value
                                 ----------  ----------   ----------  ----------
Financial Assets
Cash and short-term investments  $  338,753  $  338,753   $  276,747  $  276,747
Securities available for sale       902,970     902,970      840,118     840,118
Securities held to maturity          51,368      51,770       75,522      75,507
Net loans, including loans held
  for sale                        4,750,699   4,806,261    4,558,698   4,603,941

Financial Liabilities
Deposits                         $5,099,076  $5,133,729   $4,913,754  $4,861,525
Short-term borrowings               375,754     375,831      356,263     356,263
Long-term debt                      342,424     357,482      267,729     272,678

F.N.B. Corporation and Subsidiaries
Selected Financial Data (Dollars in thousands, except per share data)

Year Ended December 31                       2001         2000        1999        1998        1997
                                          ----------   ----------  ----------  ----------  ----------
Total interest income                     $  450,366   $  450,710  $  401,914  $  389,119  $  358,162
Total interest expense                       200,300      211,381     168,770     170,657     152,923
Net interest income                          250,066      239,329     233,144     218,462     205,239
Provision for loan losses                     31,195       17,982      15,776      13,718      15,906
Total non-interest income                     99,995       79,985      69,814      60,518      47,125
Total non-interest expenses                  242,847      212,212     199,964     184,936     163,341
Net income before extraordinary items         52,985       61,908      61,145      54,775      49,816
Extraordinary items, net of tax                                                                8,809
Net income                                    52,985       61,908      61,145      54,775      58,625
Core operating earnings *                     60,905       66,026      65,261      59,823      54,381

At Year-End
Total assets                              $6,488,383   $6,126,792  $5,892,263  $5,407,930  $4,934,911
Net loans                                  4,749,376    4,557,656   4,346,621   3,747,548   3,344,803
Deposits                                   5,099,076    4,913,754   4,607,051   4,492,568   4,170,041
Long-term debt                               342,424      267,729     268,393     171,110      87,769
Preferred stock                                    1        1,678       2,075       2,380       2,875
Total stockholders' equity                   572,407      503,422     491,436     486,988     454,444

Per Common Share
Net income
  Basic                                       $ 1.25       $ 1.44      $ 1.42      $ 1.29      $ 1.48
  Diluted                                       1.23         1.42        1.39        1.26        1.44
Core operating earnings *
  Basic                                         1.44         1.54        1.52        1.41        1.37
  Diluted                                       1.41         1.52        1.49        1.37        1.33
Cash dividends (FNB)                             .72          .65         .61         .59         .50
Cash dividends (Promistar)                       .80          .79         .68         .58         .50
Book value                                     12.98        11.41       11.69       11.59       11.17

Ratios
Return on average assets                         .84%        1.03%       1.09%       1.05%       1.26%
Return on average assets, based
 on core operating earnings *                    .97         1.10        1.17        1.15        1.16
Return on average equity                        9.81        12.28       12.50       11.63       13.78
Return on average equity, based
 on core operating earnings *                  11.27        13.09       13.34       12.71       12.79
Dividend payout ratio                          52.81        45.36       43.81       40.13       36.02
Average equity to average assets                8.58         8.42        8.75        9.05        9.11

* Core operating earnings exclude consolidation charges of $2.1 million and merger related and other non-recurring costs of $5.8 million in 2001, gain on the sale of branches of $261,000 and merger related and other non-recurring costs of $4.4 million in 2000, gain on the sale of branches of $366,000 and merger and other non-recurring costs of $4.5 million in 1999, merger related and other non-recurring costs of $5.0 million in 1998 and extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997, all on after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

F.N.B. Corporation and Subsidiaries
Quarterly Earnings Summary (Dollars in thousands, except per share data)

Quarter Ended 2001                    Mar. 31    June 30   Sept. 30    Dec. 31
                                     ---------  ---------  ---------  ---------
Total interest income                 $114,414   $113,012   $112,549   $110,391
Total interest expense                  55,638     52,071     49,160     43,431
Net interest income                     58,776     60,941     63,389     66,960
Provision for loan losses                4,441      3,452      4,097     19,205
Total non-interest income               23,487     24,690     25,214     26,604
Total non-interest expenses             62,001     57,359     56,077     67,410
Net income                              11,231     16,899     19,390      5,465
Core operating earnings *               16,029     19,130     20,243      5,503

Per Common Share
Earnings
  Basic                                   $.27       $.41       $.45       $.12
  Diluted                                  .27        .40        .44        .12
Core operating earnings *
  Basic                                    .39        .46        .47        .12
  Diluted                                  .38        .45        .46        .12
Cash dividends (FNB)                       .17        .17        .19        .19
Cash dividends (Promistar)                 .20        .20        .20        .20

Quarter Ended 2000                    Mar. 31    June 30   Sept. 30    Dec. 31
                                     ---------  ---------  ---------  ---------
Total interest income                 $107,752   $110,475   $115,445   $117,038
Total interest expense                  47,636     50,137     55,548     58,060
Net interest income                     60,116     60,338     59,897     58,978
Provision for loan losses                4,261      3,958      4,344      5,419
Total non-interest income               18,608     18,802     20,558     22,017
Total non-interest expenses             50,241     50,888     51,829     59,254
Net income                              16,702     16,837     16,809     11,560
Core operating earnings                 16,702     16,837     16,809     15,678

Per Common Share
Earnings
  Basic                                   $.39       $.39       $.39       $.27
  Diluted                                  .38        .39        .38        .27
Core operating earnings
  Basic                                    .39        .39        .39        .37
  Diluted                                  .38        .39        .38        .37
Cash dividends (FNB)                       .16        .16        .16        .17
Cash dividends (Promistar)                 .19        .20        .20        .20

* Core operating earnings exclude consolidation charges of $2.1 million and merger related and other non-recurring charges of $2.7 million during the first quarter of 2001, merger related costs of $2.2 million during the second quarter of 2001, merger related costs of $853,000 during the third quarter of 2001, merger related costs of $38,000 during the fourth quarter of 2001, and merger related costs of $4.4 million and a gain on the sale of branches of $261,000 during the fourth quarter of 2000, all on an after-tax basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the merger of Promistar Financial Corporation (Promistar) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and Promistar was consummated on January 18, 2002 and resulted in the Corporation issuing 16,007,346 shares of common stock. The merger has been accounted for on a pooling-of-interests basis. This financial review is presented as if the merger had been consummated for all periods presented.

Charter Consolidation

  During the first quarter of 2001, the Corporation completed its charter consolidation plan which reduced the number of bank charters from eight to three. The Corporation's five Florida banks were merged under First National Bank of Florida (FNBFL) and its two Pennsylvania banks were combined under First National Bank of Pennsylvania. The Corporation had previously consolidated its Ohio banks under a single charter, Metropolitan National Bank. In connection with these charter consolidations, the trust operations of FNBFL were consolidated into the Corporation's national trust company, First National Trust Company. The Corporation incurred pre-tax consolidation charges of $3.2 million arising from legal and accounting fees, consulting fees, data processing conversion charges, early retirement and involuntary separation and related benefit costs. Involuntary separation costs associated with 42 terminated employees totaled $1.4 million of the total consolidation expense. The total amount of separation payments paid during 2001 was $1.0 million. The remaining separation costs have been paid in 2002 in accordance with the contractual terms of the employment and compensation agreements of the terminated employees.

Results of Operations
Year Ended December 31, 2001

  Core operating earnings decreased 8.4% to $60.9 million in 2001 from $66.0 million in 2000. Basic earnings per share were $1.44 and $1.54 for 2001 and 2000, while diluted earnings per share were $1.41 and $1.52, respectively, for those same periods. The results for 2001 include consolidation charges of $2.1 million and merger related and other non-recurring charges of $5.8 million and the results for 2000 include merger related costs of $4.4 million and a gain on the sale of branches of $261,000, all net of tax. Including these items, net income was $53.0 million in 2001 and $61.9 million in 2000.

  Net interest income, on a fully taxable equivalent basis, increased by 4.5% as net average interest earning assets increased by $256.8 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. Based on core operating earnings, the Corporation's return on average assets was .97% for 2001 compared to 1.10% for 2000, while the Corporation's return on average equity was 11.27% for 2001 and 13.09% for 2000. Including the non-recurring items, the Corporation had a return on average assets of .84% and 1.03% for 2001 and 2000, and a return on average equity of 9.81% and 12.28%, respectively, for those same periods.

Net Interest Income

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):


Year Ended December 31,                                2001                          2000                         1999
                                           -----------------------------  ---------------------------  ---------------------------
                                            Average               Yield/    Average             Yield/  Average             Yield/
Assets:                                     Balance    Interest    Rate     Balance   Interest  Rate    Balance   Interest   Rate
                                           ----------  --------   ------  ----------  -------- ------  ---------- --------  ------
Interest earning assets:
Interest bearing deposits with banks       $    6,349  $    195    3.07%  $    4,525  $    306  6.76%  $    8,425 $    483   5.73%
Federal funds sold                            131,818     5,279    4.00       53,439     3,352  6.27       55,558    2,773   4.99
Taxable investment securities (1)             785,782    48,116    6.12      740,271    47,298  6.39      745,818   46,309   6.21
Non-taxable investment securities             174,062    10,954    6.29      160,152    10,978  6.85      191,394   12,944   6.76
Loans (2)(3)                                4,676,382   392,332    8.39    4,559,160   394,897  8.66    4,134,415  345,816   8.36
                                           ----------  --------           ----------  --------         ---------- --------
     Total interest earning assets          5,774,393   456,876    7.91    5,517,547   456,831  8.28    5,135,610  408,325   7.95
                                           ----------  --------           ----------  --------         ---------- --------
Cash and due from banks                       179,183                        176,074                      173,860
Allowance for loan losses                     (57,795)                       (55,590)                     (49,879)
Premises and equipment                        142,157                        141,475                      136,158
Other assets                                  256,716                        208,262                      196,779
                                           ----------                     ----------                   ----------
                                           $6,294,654                     $5,987,768                   $5,592,528
                                           ==========                     ==========                   ==========
Liabilities
Interest bearing liabilities:
Deposits:
  Interest bearing demand                  $  831,959    14,292    1.72   $  989,461    19,023  1.92   $1,003,163   14,969   1.49
  Savings                                   1,054,017    22,590    2.14      812,960    27,048  3.33      821,038   25,165   3.07
  Other time                                2,354,961   130,226    5.53    2,263,106   127,954  5.65    2,030,079  101,673   5.01
Short-term borrowings                         364,420    15,026    4.12      365,301    21,072  5.77      318,381   14,905   4.68
Long-term debt                                310,498    18,166    5.85      275,817    16,284  5.90      210,490   12,058   5.73
                                           ----------  --------           ----------  --------         ---------- --------
      Total interest bearing liabilities    4,915,855   200,300    4.07    4,706,645   211,381  4.49    4,383,151  168,770   3.85
                                                       --------                       --------                    --------
Non-interest bearing demand deposits          741,298                        689,385                      645,252
Other liabilities                              97,306                         87,479                       75,040
                                           ----------                     ----------                   ----------
                                            5,754,459                      5,483,509                    5,103,443
                                           ----------                     ----------                   ----------
Stockholders' equity                          540,195                        504,259                      489,085
                                           ----------                     ----------                   ----------
                                           $6,294,654                     $5,987,768                   $5,592,528
                                           ==========                     ==========                   ==========
Excess of interest earning assets
  over interest bearing liabilities        $  858,538                     $  810,902                   $  752,459
                                           ==========                     ==========                   ==========

Net interest income                                    $256,576                       $245,450                    $239,555
                                                       ========                       ========                    ========

Net interest spread                                                3.84%                        3.79%                        4.10%
                                                                   =====                       ======                       ======

Net interest margin (4)                                            4.44%                        4.45%                        4.66%
                                                                   =====                       ======                       ======

(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average balances include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $256.6 million in 2001 versus $245.5 million in 2000. Net interest income consisted of interest income of $456.9 million and interest expense of $200.3 million in 2001, compared to $456.8 million and $211.4 million for each, respectively, in 2000. The Corporation's net interest margin decreased slightly to 4.44% for 2001.

  During 2001, the Federal Reserve Bank reduced its federal funds rate an unprecedented 11 times. This monetary policy significantly influenced the Corporation's asset and liability management. The yield on interest earning assets decreased by 37 basis points and the rate paid on interest bearing liabilities decreased by 42 basis points. Although the current year margin has increased, there is a possibility that margin compression could arise, as further discussed within the "Liquidity and Interest Rate Sensitivity" section of this report.

  Interest income on loans, on a fully taxable equivalent basis, decreased .6% from $394.9 million in 2000 to $392.3 million in 2001. This decrease was despite favorable loan volumes as average loans increased by $117.2 million.

  Interest expense on deposits decreased $6.9 million or 4.0% in 2001 while average interest bearing deposits increased by $175.4 million. The average balance in time deposits and savings deposits increased $91.9 million and $241.1 million, respectively, while the average balance in interest bearing demand deposits decreased $157.5 million. The Corporation continued to successfully generate non-interest bearing deposits as such deposits increased by $51.9 million or 7.5% in 2001. Interest expense on short-term borrowings decreased by $6.0 million and the interest rate paid decreased by 165 basis points in 2001. Interest expense on long-term debt increased $1.9 million in 2001 due to a $34.7 million increase in average long-term debt.

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31,              2001                        2000
                          --------------------------  -------------------------
                           Volume    Rate      Net    Volume    Rate      Net
                          --------  -------  -------  -------  -------  -------
Interest Income
Interest bearing deposits
  with banks              $    384  $  (495) $  (111) $  (281) $   104  $  (177)
Federal funds sold           2,170     (243)   1,927     (193)     772      579
Securities                     118      676      794   (2,447)   1,470     (977)
Loans                        3,380   (5,945)  (2,565)  39,334    9,747   49,081
                          --------  -------  -------  -------  -------  -------
                             6,052   (6,007)      45   36,413   12,093   48,506
                          --------  -------  -------  -------  -------  -------
Interest Expense
Deposits:
  Interest bearing demand   12,427  (17,158)  (4,731)     655    3,399    4,054
  Savings                      373   (4,831)  (4,458)    (248)   2,131    1,883
  Other time                13,964  (11,692)   2,272   13,172   13,109   26,281
Short-term borrowings         (880)  (5,166)  (6,046)   2,987    3,180    6,167
Long-term debt               1,767      115    1,882    4,048      178    4,226
                          --------  -------  -------  -------  -------  -------
                            27,651  (38,732) (11,081)  20,614   21,997   42,611
                          --------  -------  -------  -------  -------  -------
Net Change                $(21,599) $32,725  $11,126  $15,799  $(9,904) $ 5,895
                          ========  =======  =======  =======  =======  =======

  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

Provision for Loan Losses

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 73.5% to $31.2 million in 2001. This increase resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to acquired affiliates. (See the "Non-Performing Loans and Allowance for Loan Losses" section of this report).

Non-Interest Income

  Total non-interest income increased 25.0% from $80.0 million in 2000 to $100.0 million in 2001. Exclusive of gains on the sale of securities, non-interest income increased by 23.1%. This increase was primarily attributable to the Corporation's continued transformation to a diversified financial services company. The Corporation has dedicated significant resources to expanding traditional banking services and generating insurance premiums, commissions and fees, investment service charges and trust fees.

  Insurance commissions and fees, service charges and trust fees increased 20.7% from $66.6 million in 2000 to $80.3 million in 2001. These higher levels of fee income are attributable to growth in insurance, expanded banking services and the Corporation's continued focus on providing a wide array of wealth management services, such as annuities, mutual funds and trust services. This increase was accompanied by increases of $1.6 million in gains on the sale of securities and $3.4 million in gains on the sale of loans.

Non-Interest Expenses

  Total non-interest expense increased from $212.2 million in 2000 to $242.8 million in 2001. The increase was primarily attributable to non-recurring items totaling $12.0 million in 2001. During 2001, the Corporation recorded $4.0 million to cover estimated legal expenses associated with five cases filed against one of the Corporation's subsidiary banks. The plaintiffs allege that a third-party independent administrator misappropriated funds from their individual retirement accounts held by the subsidiary bank. Additionally, the Corporation recognized $4.8 million in 2001 in merger related costs. These expenses were primarily data processing termination and conversion costs and change in control provisions. The Corporation also recognized $3.2 million in one-time charges relating to its charter consolidation plan. During 2000, the Corporation recognized $6.7 million in merger related and other non-recurring costs.

  Excluding these items, non-interest expense totaled $230.8 million for 2001, an increase of 12.3% over the $205.5 million for 2000. In addition to the non-recurring items, non-interest expenses increased due to insurance agency purchases during the second half of 2000 and first half of 2001. Excluding the impact of the insurance agency purchases, non-interest expense would have increased by $20.8 million or 10.1% on a year over year basis.

Income Taxes

  The Corporation's income tax expense was $23.0 million for 2001 compared to $27.2 million for 2000. The 2001 effective tax rate of 30.3% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

Liquidity and Interest Rate Sensitivity

  The Corporation's goal in liquidity management is to meet the cash flow requirements of depositors and borrowers as well as the operating cash needs of the Corporation, with cost- effective funding. Liquidity is centrally managed on a daily basis by treasury personnel. In addition, the Corporate Asset/Liability Committee (ALCO), which includes members of executive management, reviews liquidity on a periodic basis and approves significant changes in strategies which affect balance sheet or cash flow positions. The Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a "well-capitalized" balance sheet and adequate levels of liquidity. This policy designates the ALCO as the body responsible for meeting this objective.

  Liquidity sources from assets include payments from loans and investments as well as the ability to securitize or sell loans and investment securities. Liquidity sources from liabilities are generated through growth in core deposits and, to a lesser extent, the use of wholesale sources which include federal funds purchased, repurchase agreements and public deposits. In addition, the banking affiliates have the ability to borrow from the Federal Home Loan Bank
(FHLB). FHLB advances are a competitively priced and reliable source of funds. The Corporation has made limited use of FHLB advances and has a large reserve available for contingency funding purposes. As of December 31, 2001, outstanding advances were $303.7 million, or 4.7% of total assets, while FHLB availability was $1.3 billion, or 19.7% of total assets.

  The principal source of cash for the parent company is dividends from its subsidiaries. The parent also has approved lines of credit with several major domestic banks, which were unused as of December 31, 2001. The Corporation also issues subordinated debt on a regular basis and has access to the Federal Reserve Bank as well as access to the capital markets.

  The ALCO regularly monitors various liquidity ratios and forecasts of cash position. Management believes the Corporation has sufficient liquidity available to meet its normal operating and contingency funding cash needs.

  The financial performance of the Corporation is at risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest earning assets and interest bearing liabilities subject to repricing over a period of time, the difference between the change in various interest rates and the embedded options in certain financial instruments. The Corporation utilizes an asset/liability model to support its balance sheet strategies. The Corporation uses gap analysis, net interest income simulations and the economic value of equity to measure its interest rate risk.

  The following gap analysis measures the interest rate risk of the Corporation by comparing the difference between the amount of interest earning assets and interest bearing liabilities subject to repricing over a period of time. The cumulative one-year gap ratio was 1.14 at December 31, 2001 as compared to .90 at December 31, 2000. A ratio of more than one indicates a higher level of repricing assets over repricing liabilities over the next twelve months, assuming the current interest rate.

  Following is the gap analysis as of December 31, 2001 (dollars in thousands):


                          Within       4-12        1-5        Over
                         3 Months     Months      Years      5 years       Total
                        ----------  ----------  ----------  -----------  ----------
Interest Earning Assets
Interest bearing
  deposits with banks   $    3,435  $      100  $      100  $        77  $    3,712
Federal funds sold          88,260                                           88,260
Securities                 134,878     264,151     422,802      132,507     954,338
Loans, net of
  unearned income        1,422,613   1,082,566   1,930,105      380,474   4,815,758
                        ----------  ----------  ----------  -----------  ----------
                         1,649,186   1,346,817   2,353,007      513,058   5,862,068
Other assets                                                    626,315     626,315
                        ----------  ----------  ----------  -----------  ----------
                        $1,649,186  $1,346,817  $2,353,007  $ 1,139,373  $6,488,383
                        ==========  ==========  ==========  ===========  ==========

Interest Bearing Liabilities
Deposits:
  Interest checking     $  163,981                          $   727,470  $  891,451
  Savings                  465,173                              624,315   1,089,488
  Time deposits            459,311  $1,126,348  $  733,518                2,319,177
Borrowings                 361,433      63,127      80,506      213,112     718,178
                        ----------  ----------  ----------  -----------  ----------
                         1,449,898   1,189,475     814,024    1,564,897   5,018,294
Other liabilities                                               897,682     897,682
Stockholders' equity                                            572,407     572,407
                        ----------  ----------  ----------  -----------  ----------
                        $1,449,898  $1,189,475  $  814,024  $ 3,034,986  $6,488,383
                        ==========  ==========  ==========  ===========  ==========

Period Gap              $  199,288  $  157,342  $1,538,983  $(1,895,613)
                        ==========  ==========  ==========  ===========

Cumulative Gap          $  199,288  $  356,630  $1,895,613
                        ==========  ==========  ==========

Cumulative Gap as
  a Percent of
  Total Assets                3.07%       5.50%      29.21%
                        ==========  ==========  ==========

Rate Sensitive Assets/
  Rate Sensitive
  Liabilities
  (Cumulative)                1.14        1.14        1.55             1.17
                        ==========  ==========  ==========       ==========


  Net interest income simulations measure the exposure to short-term earnings from changes in market rates of interest in a more rigorous and explicit fashion. The Corporation's current financial position is combined with assumptions regarding future business to calculate net interest income under varying hypothetical rate scenarios. The economic value of equity (EVE) measures the Corporation's long-term earnings exposure from changes in market rates of interest. EVE is defined as the present value of assets minus the present value of liabilities at a point in time. A decrease in EVE due to a specified rate change indicates a decline in the long-term earnings capacity of the balance sheet assuming that the rate change remains in effect over the life of the current balance sheet. The following table presents an analysis of the potential sensitivity of the Corporation's annual net interest income and EVE to sudden and sustained changes in market rates:

December 31                                       2001        2000
                                                --------    --------
Net interest income change (12 months):
  - 100 basis points                               (1.6)%        .6 %
  + 200 basis points                                 .6 %      (3.0)%
Economic value of equity:
  - 100 basis points                                (.8)%      (1.0)%
  + 200 basis points                               (5.7)%      (2.0)%

  The preceding measures assumed no change in asset/liability compositions. Thus, the measures do not reflect actions the ALCO may undertake in response to such changes in interest rates. The disclosed measures are within the limits set forth in the Corporation's Asset/Liability Policy.

  The computation of the prospective effects of hypothetical interest changes requires numerous assumptions regarding characteristics of new business and the behavior of existing positions. These business assumptions are based upon the Corporation's experience, business plans and published industry experience. Key assumptions employed in the model include asset prepayment speeds, the relative price sensitivity of certain assets and liabilities and the expected life of non-maturity deposits. Because these assumptions are inherently uncertain, actual results will differ from simulated results.

Results of Operations
Year Ended December 31, 2000

  Core operating earnings increased 1.2% to $66.0 million in 2000 from $65.3 million in 1999. Basic earnings per share were $1.54 and $1.52 for 2000 and 1999, while diluted earnings per share were $1.52 and $1.49, respectively, for those same periods. The Corporation's return on average assets was 1.10% for 2000 and 1.17% for 1999, while the Corporation's return on average equity was 13.04% for 2000 and 13.34% for 1999. The results for 2000 exclude merger related costs of $4.4 million and a gain on the sale of branches of $261,000, while 1999 results exclude merger related and other non-recurring costs of $4.5 million and a gain on the sale of branches of $366,000, all net of tax. Including these items, net income was $61.9 million in 2000 and $61.1 million in 1999. Based on net income, the Corporation has a return on average assets of 1.03% for 2000 and 1.09% for 1999 and a return on average equity of 12.28% for 2000 and 12.50% for 1999.

  Net interest income, on a fully taxable equivalent basis, totaled $245.5 million in 2000. Net interest income consisted of interest income of $456.8 million and interest expense of $211.4 million in 2000, compared to $408.3 million and $168.8 million for each, respectively, in 1999. The Corporation's net interest margin was 4.45% for 2000. Interest income on loans, on a fully taxable equivalent basis, increased 14.2% from $345.8 million in 1999 to $394.9 million in 2000. This increase was the result of an increase in average loans of 10.3% as well as an increase in the average yield by 30 basis points. Interest expense on deposits increased $32.2 million or 22.7% in 2000 while average interest bearing deposits increased 5.5%. The average balance in time deposits increased $233.0 million, while the average balance in interest bearing demand deposits and savings deposits decreased by $13.7 million and $8.1 million, respectively. The average balance in non-interest bearing demand deposits increased by $44.1 million. Interest expense on short-term borrowings increased by $6.2 million or 41.4% in 2000 due to a $46.9 million increase in average short-term borrowings. Interest expense on long-term debt increased $4.2 million or 35.0% in 2000 due to a $65.3 million increase in average long-term debt.

  The provision for loan losses was $18.0 million and represented an increase of 14.0% from 1999, a reflection of the Corporation's continued strong loan growth.

  Total non-interest income increased 14.6% from $69.8 million in 1999 to $80.0 million in 2000. Exclusive of gains on sale of securities, non-interest income increased by 17.2%. This increase was primarily attributable to the company's transformation to a financial services company focusing resources dedicated to generating insurance premiums, commissions and fees, investment service charges and trust fees. Insurance premiums, commissions and fees, service charges and trust fees increased 19.7% from $55.6 million in 1999 to $66.6 million in 2000. These higher levels of fee income are attributable to growth in insurance, increases in deposits and the Corporation's continued expansion into annuity and mutual funds sales and trust services. This increase was partially offset by a decrease of $1.5 million in gains on the sale of securities.

  Total non-interest expense increased from $200.0 million in 1999 to $212.2 million in 2000. The increase was primarily attributable to an increase of $11.6 million in salaries and employee benefits. This increase was mainly due to the Corporation's continued expansion into non-interest revenue lines of business along with normal annual salary adjustments and the continued escalation of certain benefit costs. The Corporation recognized merger related costs of $6.7 million in 2000 and $6.0 million in 1999. These expenses were primarily data processing termination and conversion costs and change in control provisions. Also during 1999, the Corporation recorded a net insurance recovery of $883,000.

  Income tax expense was $27.2 million for 2000 compared to $26.1 million for 1999. The effective tax rate of 30.5% was below the 35.0% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

Financial Condition

Lending Activity

  Following is a summary of loans (dollars in thousands):

December 31                                2001        2000        1999        1998       1997
                                        ----------  ----------  ----------  ----------  ----------
Real estate:
  Residential                           $1,777,403  $1,706,462  $1,615,137  $1,446,479  $1,366,410
  Commercial                             1,282,944   1,110,833   1,113,281     920,644     800,953
  Construction                             227,868     220,754     134,184     115,852      81,485
Installment loans to individuals           774,932     832,904     779,485     726,807     692,703
Commercial, financial and agricultural     672,639     610,194     579,724     512,880     466,366
Lease financing                            128,712     204,187     254,252     132,266      59,852
Unearned income                            (50,063)    (70,554)    (76,591)    (60,917)    (79,002)
                                        ----------  ----------  ----------  ----------  ----------
                                        $4,814,435  $4,614,780  $4,399,472  $3,794,011  $3,388,767
                                        ==========  ==========  ==========  ==========  ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

  During 2001, 2000 and 1999 the Corporation sold $19.5 million, $23.5 million and $49.8 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves.

  The loan portfolio consists principally of loans to individuals and small- and medium- sized businesses within the Corporation's primary market area of southwest Florida, western and central Pennsylvania, central Tennessee and eastern Ohio.

  As of December 31, 2001, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans. During 2000, the Corporation curtailed offering lease financing.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                                    One to    After
                                          Within     Five     Five
                                         One Year    Years    Years     Total
                                         --------  --------  --------  --------
December 31, 2001
Commercial, financial and agricultural   $305,643  $271,849  $ 95,147  $672,639
Real Estate - construction                151,366    55,892    20,610   227,868
                                         --------  --------  --------  --------
  Total                                  $457,009  $327,741  $115,757  $900,507
                                         ========  ========  ========  ========

  The total amount of loans due after one year includes $263.0 million with floating or adjustable rates of interest and $180.5 million with fixed rates of interest.

Non-Performing Loans

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                       2001     2000     1999     1998     1997
                                 -------  -------  -------  -------  -------

Non-accrual loans                $21,350  $21,478  $18,257  $18,971  $16,491
Restructured loans                 5,578    3,020    3,772    2,034    1,611
                                 -------  -------  -------  -------  -------
                                 $26,928  $24,498  $22,029  $21,005  $18,102
                                 =======  =======  =======  =======  =======
Non-performing loans as a
  percentage of total loans          .56%     .53%     .50%     .55%     .53%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31            2001     2000     1999     1998     1997
                                 -------  -------  -------  -------  -------

Gross interest income that
  would have been recorded if
  the loans had been current
  and in accordance with
  their original terms            $2,294   $2,947   $2,445   $2,462   $1,963
Interest income recorded
  during the year                  1,083      964      908    1,166      800

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                       2001     2000     1999     1998     1997
                                 -------  -------  -------  -------  -------
Loans 90 days or more past due    $5,993   $5,383   $5,445   $3,637   $4,916
Loans 90 days or more past due
  as a percentage of total loans     .12%     .12%     .12%     .10%     .15%

Allowance for Loan Losses

  Management considers the accounting policy for the allowance for loan losses to be a critical accounting policy. For a full description of this policy refer to the Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements. Management's analysis of the allocated portion of the allowance for loan losses includes the evaluation of the loan portfolio based upon the Corporation's internal loan grading system, evaluation of portfolio industry concentrations and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors used in the internal loan grading system include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position and residual value of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower.

  The unallocated portion of the allowance is determined based on management's assessment of historical loss on the remaining portfolio segments in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth, concentrations of credit risk and other factors, including regulatory guidance. This determination inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet manifested themselves in the Corporation's historical loss factors used to determine the allocated component of the allowance, and it recognizes that knowledge of the portfolio may be incomplete.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31               2001      2000      1999      1998      1997
                                   --------  --------  --------  --------  --------
Balance at beginning of year       $ 57,124  $ 52,851  $ 46,463  $ 43,964  $ 44,166

Reduction due to the sale of a
   subsidiary and loans                                                      (3,828)
Addition due to acquisitions          3,400       767     2,813               1,167

Charge-offs:
 Real estate - mortgage              (4,649)   (2,967)   (2,375)   (1,965)   (1,788)
 Installment loans to individuals   (12,685)  (10,343)   (8,887)   (8,430)   (9,598)
 Lease financing                     (3,270)   (1,867)     (632)     (300)     (106)
 Commercial, financial and
   agricultural                      (8,886)   (2,200)   (2,892)   (2,788)   (3,948)
                                    -------  --------  --------  --------  --------
                                    (29,490)  (17,377)  (14,786)  (13,483)  (15,440)
                                    -------  --------  --------  --------  --------
Recoveries:
 Real estate - mortgage                 255       882       579       567       359
 Installment loans to individuals     1,671     1,463     1,470     1,290     1,168
 Lease financing                        448       220        80        38        32
 Commercial, financial and
   agricultural                         456       336       456       369       434
                                   --------  --------  --------  --------  --------
                                      2,830     2,901     2,585     2,264     1,993
                                   --------  --------  --------  --------  --------

Net charge-offs                     (26,660)  (14,476)  (12,201)  (11,219)  (13,447)
Provision for loan losses            31,195    17,982    15,776    13,718    15,906
                                   --------  --------  --------  --------  --------
Balance at end of year             $ 65,059  $ 57,124  $ 52,851  $ 46,463  $ 43,964
                                   ========  ========  ========  ========  ========

Net charge-offs as a percent of
  average loans, net of unearned
  income                                .57%      .32%      .30%      .31%      .42%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income                   1.35      1.24      1.20      1.22      1.30
Allowance for loan losses as a
  percent of non-performing loans    241.60    233.18    239.92    221.20    242.87

  The increase in the level of charge-offs and the provision for loan losses in 2001 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to acquired affiliates.

  Following is a summary of the allocation of the allowance for loan losses (dollars in thousands):


                                       % of             % of             % of             % of             % of
                                       Loans            Loans            Loans            Loans            Loans
                                      in each          in each          in each          in each          in each
                                      Category         Category         Category         Category         Category
                                      to total         to total         to total         to total         to total
Year Ended December 31          2001   Loans    2000    Loans    1999    Loans     1998   Loans    1997    Loans
                              ------- -------- ------- -------- ------- -------- ------- -------- ------- --------
Commercial, financial and
   agricultural               $11,018     14%  $ 9,437     13%  $10,497     13%  $10,075     13%  $ 9,339     14%
Real estate - construction        316      5       437      5       475      3       271      2       284      2
Real estate - mortgage         18,559     63    16,953     61    14,195     62    11,195     64    10,386     64
Installment loans to
   individuals                 16,353     16    13,225     18    12,136     18    10,402     19     8,009     18
Lease financing                 5,319      2     1,093      3       847      4       812      2       359      2
Unallocated portion            13,494           15,979           14,701           13,708           15,587
                               ------    ---   -------    ---   -------    ---   -------    ---   -------    ---
                              $65,059    100%  $57,124    100%  $52,851    100%  $46,463   100%   $43,964    100%
                              =======          =======          =======          =======          =======

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the estimated losses being incurred within each of the categories of loans shown in the table above. Management's allocation considers amounts necessary for concentrations and changes in portfolio mix and volume. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio. During 2001, the Corporation allocated an additional $4.2 million of the allowance to leases and lease residuals. The Corporation determined the need to provide a more refined allocation based upon recent loss experience in the lease portfolio.

Investment Activity

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and are recorded at fair market value. The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 2001, securities available for sale increased by $62.9 million and securities held to maturity decreased by $24.2 million from December 31, 2000.

  The following table indicates the respective maturities and weighted-average yields of securities as of December 31, 2001 (dollars in thousands):

                                                                Weighted
                                                                Average
                                                       Amount    Yield
                                                      --------  --------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year                         $ 48,569     6.40%
     Maturing after one year within five years         172,117     5.79
     Maturing after five years within ten years        197,572     5.52
     Maturing after ten years                            1,888     5.62

State & political subdivisions:
     Maturing within one year                           11,714     6.06
     Maturing after one year within five years          43,840     5.02
     Maturing after five years within ten years         52,409     4.92
     Maturing after ten years                           81,463     4.78

Other securities:
     Maturing after one year within five years           1,541     6.42
     Maturing after five years within ten years          2,080     6.53
     Maturing after ten years                            1,509     9.18

Mortgage-backed securities                             295,393     6.02
Equity securities                                       44,243     6.07
                                                      --------
          TOTAL                                       $954,338     5.70
                                                      ========

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

Deposits and Short-Term Borrowings

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 3.8% to $5.1 billion in 2001. This increase was due to a $127.0 million or 6.9% increase in savings and interest checking accounts and a $77.0 million or 10.7% increase in non-interest bearing deposit accounts, partially offset by a decrease of $18.7 million or 0.8% in time deposits.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, Federal Home Loan Bank advances, subordinated notes and other short-term borrowings, increased by $19.5 million in 2001 to $375.8 million. The composition of short-term borrowings shifted during 2001 as increases in securities sold under repurchase agreements and subordinated notes of $48.9 million and $31.5 million, respectively, were offset by decreases in Federal Home Loan Bank advances and other short-term borrowings, of $42.4 million and $24.5 million, respectively.

  Repurchase agreements are the largest component of short-term borrowings. At December 31, 2001, repurchase agreements represented 62.0% of total short-term borrowings. Following is a summary of selected information on repurchase agreements (dollars in thousands):

December 31                               2001      2000      1999
                                        --------  --------  --------
Balance at end of year                  $232,952  $184,060  $172,415
Maximum month-end balance                233,953   203,736   172,415
Average balance during the year          215,765   192,787   156,496

Weighted average interest rates:
  At end of year                            1.58%     5.20%     3.95%
  During the year                           3.09%     5.06%     3.95%

Capital Resources

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence. During December of 2001, the Corporation filed a $200.0 million registration with the Securities and Exchange Commission utilizing a shelf registration process. The Corporation may, from time to time, issue any combination of common stock, preferred stock, debt securities or trust preferred securities in one or more offerings up to a total dollar amount of $200.0 million. Capital management is a continuous process. Both the Corporation and its banking affiliates are subject to various regulatory capital requirements administered by the federal banking agencies. (See the "Regulatory Matters" section in the Notes to Consolidated Financial Statements). Stockholders' equity has increased through earnings retention by $20.7 million, $31.8 million and $32.3 million in 2001, 2000 and 1999, respectively. During 2001, the Corporation issued 2.1 million shares representing $39.5 million of capital in connection with its purchase of FNH Corporation. The Corporation also issues shares, which are initially acquired through the acquisition of treasury shares, in connection with its various benefit plans.

                                                                EXHIBIT 99.2

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Promistar Financial Corporation:

In our opinion, the consolidated balance sheet as of December 31, 2000 and the related consolidated statements of income, cash flows, changes in shareholders' equity, and comprehensive income for each of the two years in the period ended December 31, 2000 (appearing on pages 22 through 42 of the Promistar Financial Corporation 2000 Annual Report to Shareholders) present fairly, in all material respects, the financial position, results of operations and cash flows of Promistar Financial Corporation and its subsidiaries at December 31, 2000 and for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PRICEWATERHOUSECOOPERS LLP

Harrisburg, Pennsylvania
January 23, 2001 except for Note 22, which is dated February 26, 2001